UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2008

DEERFIELD RESOURCES, LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-139660	98-0506246
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

513 Mariners Way

Collingwood, Ontario Canada L9Y 5C7

(Address of principal executive offices)

Registrant's Telephone Number, including area code: (416) 579-3034

_________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.01.  Changes in Control of Registrant

On September 9, 2008, United Fertilisers (UK) Limited (the “Buyer”) acquired one million shares of the common stock, $0.001 par value per share (the “Common stock”), of Deerfield Resources, Ltd. (“we,” “us” or the “Company”) from John Ryan, and two million shares of the Common Stock from Paul McDonald, for an aggregate consideration of $85,000 paid out of the Buyer’s working capital, in an arms-length, third party transaction. The shares of Common Stock of Messrs. Ryan and McDonald together represent sixty four and eight-tenths percent (64.8%) of our outstanding voting capital stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 9, 2008, Paul McDonald, one of our two directors and our President, Secretary, Treasurer, Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer resigned from all of his positions with us, effective immediately. Mr. McDonald’s resignation from these positions did not result from any disagreement between him and us.

On September 9, 2008, John Ryan, one of our two directors resigned from his position as a director, effective immediately. Mr. Ryan’s resignation from this position did not result from any disagreement between him and us.

On September 9, 2008, James Morgon was appointed to serve as our sole Director, President, Chief Executive Officer, Secretary and Treasurer, effective immediately.

Mr. Morgon is 29 years old. From November 2007 to August 2008, Mr. Morgon was employed with Chicago Investment Group, New York, New York, as a Senior Vice President, Private Client Services. From February 2007 to May 2007, Mr. Morgon served as a stockbroker and financial adviser with Edward Jones, London, England. From July 2003 to July 2007, Mr. Morgon served as Co-Founder and Financial Director of UA Ltd, Lincolnshire, England, an independent energy consultancy specializing in commercial gas trading. Mr. Morgon will begin employment with Charden Capital Markets LLC, New York, New York, as part of the Eastern Europe Eurasia Business Development Team as of November 1, 2008. Mr. Morgon is also a Co-Founder and Financial Director of United Fertilisers (UK) Ltd, Cambridgeshire, England, a fertilizer exporter and trader that was founded in July 2006. Mr. Morgon received a Bachelor of Science degree from City University Business School, London, England, in 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deerfield Resources, Ltd.

Date:	September 17, 2008	By:	/s/James Morgon
James Morgon, President